Exhibit 32

CERTIFICATIONS

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in their capacity as an officer of Intersil Corporation (“Intersil”), that the quarterly report of Intersil on Form 10-Q for the quarterly period ended October 2, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of Intersil.

Date: October 30, 2015	By:	/s/ Necip Sayiner
Necip Sayiner President, Chief Executive Officer, and Director

Date: October 30, 2015	By:	/s/ Richard Crowley
Richard Crowley Senior Vice President, Chief Financial Officer and Treasurer